Exhibit 99.1

The ONE Group Announces Second Quarter 2016 Results

New York, NY – August 15, 2016 – The ONE Group Hospitality, Inc. (“The ONE Group”) (NASDAQ: STKS), today announced its financial results for the second quarter ended June 30, 2016.

Highlights for the second quarter ended June 30, 2016 were as follows:

•	The second quarter marked our ninth consecutive quarter of double digit revenue growth;

•	Owned unit net revenues increased 19.6% to $15.3 million;

•	Total GAAP revenue increased 15.6% to $17.2 million;

•	Total food and beverage sales at owned and managed units* increased 4.8% to $38.4 million;

•	Management and incentive fee revenues were $1.9 million for the quarter;

•	GAAP net loss attributable to The ONE Group Hospitality, Inc. for the quarter was $1.6 million or ($0.06) per share for the quarter compared to GAAP net income of $8.4 million or $0.34 per share for the same period last year. Included in the second quarter of 2015 was non-cash derivative income of $3.4 million and a reversal of the deferred tax allowance benefit of $6.2 million; and

•	Adjusted EBITDA decreased 32.8% to $1.1 million compared to $1.6 million for the same period last year. Included in the second quarter of 2015 was a one-time insurance recovery income of $350,000 related to the water damage at the STK in Miami Beach in December 2014.**

*Total food and beverage sales at owned and managed units, a non-GAAP measure, represents our total revenue from our owned operations as well as the revenue reported to us with respect to sales at our managed locations, where we earn management and incentive fees at these locations. For a reconciliation of our GAAP revenue to total food and beverage sales at our owned and managed units and a discussion of why we consider it useful, see the financial information accompanying this release.

** Adjusted EBITDA, a non-GAAP measure, represents net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, deferred rent, pre-opening expenses, non-recurring gains and losses, stock based compensation and losses from discontinued operations. For a reconciliation of adjusted EBITDA to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

Jonathan Segal, CEO of The ONE Group said, “The second quarter of 2016 saw us experiencing the same struggles from a top line perspective as with similarly positioned fine dining restaurants. When comparing this quarter to the second quarter of 2015 it’s important to note that the second quarter of 2015 included a one-time insurance recovery income of $350,000 in Miami, a non-cash derivative income charge of $3.4 million and a reversal of a deferred tax allowance benefit of $6.2 million. Included in the six months ended June 30, 2015 was a one-time insurance recovery income of approximately $550,000.”

“Despite the softening sales environment, we continue to position ourselves as one of the leaders in the high-end restaurant and hospitality segment which provides us with a strong foundation to grow the business worldwide. We believe that we have an exciting pipeline of growth through both company owned restaurants and hospitality and licensing deals.”

Segal continued, “During the second quarter, we opened our first STK of 2016 in Orlando’s Disney Springs. Additionally, following the quarter end, we opened our second STK in Miami through a management agreement with our partner, the ME Hotel Group, and our first licensed STK in the holiday island of Ibiza. We believe that our management and licensed deals are important to our future growth strategy as they require low capital and produce high profit margin EBITDA, a franchise-like income stream.”

Second Quarter 2016 Financial Results

Total owned unit net revenues increased 19.6% to $15.3 million in the second quarter of 2016 compared to $12.8 million in the second quarter of 2015. The increase was primarily due to the opening of STKs in Orlando, Chicago, and at the W Hotel in West Beverly Hills. Comparable sales from owned STK units decreased 6.6% for the quarter. Comparable sales from owned and managed STK units decreased 5.2% for the quarter. The decrease in same store sales was driven by a decline in the private events business.

Management and incentive fee revenues were $1.9 million in the second quarter of 2016, a decrease of 8.4% compared to $2.1 million in the second quarter of 2015. The decrease was driven by the decline in revenue from our UK operations as well as a decline in the currency exchange rates versus the same period a year ago as well as a slight decrease in incentive fees from our STK in Las Vegas.

Total food and beverage sales at owned and managed units increased 4.8% to $38.4 million compared to $36.6 million in the second quarter of 2015.

Adjusted EBITDA for the second quarter of 2016 decreased 32.8% to $1.1 million compared to adjusted EBITDA of $1.6 million in the second quarter of 2015. Included in the second quarter of 2015 was a one-time insurance recovery income of $350,000 related to the water damage at the STK in Miami Beach in December 2014.

Net loss attributable to The ONE Group Hospitality, Inc. was $1.6 million compared to a net income of $8.4 million in the second quarter of 2015. Included in 2015 was non-cash derivative income of $3.4 million and a reversal of the deferred tax allowance of $6.2 million.

Adjusted net loss for the quarter was $1.3 million, or ($0.05) per share, compared to adjusted net loss of $721,000, or ($0.03) per share, in the second quarter of 2015. ***

*** Adjusted net income, a non-GAAP measure, represents net income before loss from discontinued operations, non-recurring gains and losses, non-cash impairment losses and stock based compensation. For a reconciliation of adjusted net income to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

Development Update

OWNED STK UNITS

2016 Opening

STK Orlando

Projected 2016

STK San Diego, including an STK Rooftop

STK Denver

STK Austin, including an STK Rooftop

Projected 2017

STK Dallas, including an STK Rooftop

STK Edinburgh

STK Boston

MANAGED UNITS

2016 Opening

STK Miami (at the ME Hotel)

ME Miami- Food and Beverage Services

Projected 2016

STK Toronto

LICENSED UNITS

2016 Opening

STK Ibiza

Projected 2017

STK Puerto Rico

Conference Call

The Company will host a conference call to discuss second quarter 2016 financial results today at 5:00 PM Eastern Time. Hosting the call will be Jonathan Segal, Chief Executive Officer, and Sam Goldfinger, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 13641797. The replay will be available until September 15, 2016.

About The ONE Group

The ONE Group (NASDAQ:STKS) is a global hospitality company that develops and operates upscale, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both nationally and internationally. The ONE Group’s primary restaurant brand is STK, a modern twist on the American steakhouse concept with locations in major metropolitan cities throughout the U.S. and Europe. ONE Hospitality, The ONE Group’s food and beverage hospitality services business, provides the development, management and operations for premier restaurants and turn-key food and beverage services within high-end hotels and casinos. Additional information about The ONE Group can be found at www.togrp.com.

Cautionary Statement on Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements, including but not limited to, (1) our ability to open new restaurants and food and beverage locations in current and additional markets, grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain our key employees; (2) factors beyond our control that affect the number and timing of new restaurant openings, including weather conditions and factors under the control of landlords, contractors and regulatory and/or licensing authorities; (3) changes in applicable laws or regulations; (4) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and (5) other risks and uncertainties indicated from time to time in our filings with the SEC, including our Annual Report on Form 10-K filed on March 30, 2016.

Investors are referred to the most recent reports filed with the SEC by The ONE Group Hospitality, Inc. Investors are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Results of Operations (in thousands, except share and per share data)

The following table sets forth certain statements of operations and comprehensive income data for the periods indicated:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015

Revenues:
Owned unit net revenues	$15,282.7	$12,778.9	$29,662.6	$22,504.2
Management and incentive fee revenue	1,944.0	2,122.0	3,958.0	4,173.3
Total revenue	17,226.7	14,900.9	33,620.6	26,677.5

Cost and expenses:
Owned operating expenses:
Food and beverage costs	3,778.8	3,238.2	7,307.6	5,735.4
Unit operating expenses	9,509.8	8,081.7	18,757.5	15,090.9
General and administrative, net	2,813.1	2,592.5	5,496.8	5,037.0
Depreciation and amortization	547.4	569.6	1,070.1	989.8
Management and royalty fees	-	21.9	-	46.6
Pre-opening expenses	1,545.4	1,690.3	2,445.6	2,765.0
Equity in income of investee companies	(231.2)	(354.3)	(313.8)	(523.2)
Derivative income	-	(3,392.0)	(100.0)	(2,778.0)
Interest expense (income), net of interest income	99.3	0.0	197.5	(5.2)
Other expense (income), net	61.8	(275.6)	286.8	(604.6)

Total cost and expenses	18,124.4	12,272.7	35,148.0	25,854.0

Income (loss) from continuing operations before provision (benefit) for income taxes	(897.8)	2,628.2	(1,527.3)	823.5

Provision (benefit) for income taxes	545.6	(5,931.4)	479.7	(6,541.9)

Income (loss) from continuing operations	(1,443.4)	8,559.7	(2,007.0)	7,365.5

Income (loss) from discontinued operations, net of taxes	(0.2)	(35.4)	1.6	(38.6)

Net income (loss)	(1,443.6)	8,524.2	(2,005.4)	7,326.9
Less: net income attributable to noncontrolling interest	116.7	134.1	11.8	27.3

Net income (loss) attributable to THE ONE GROUP	$(1,560.3)	$8,390.2	$(2,017.2)	$7,299.5
Amounts attributable to THE ONE GROUP:
Income (loss) from continuing operations	$(1,560.0)	$8,425.6	$(2,018.8)	$7,338.1
Income (loss) from discontinued operations, net of taxes	(0.2)	(35.4)	1.6	(38.6)
Net income (loss) attributable to THE ONE GROUP	$(1,560.3)	$8,390.2	$(2,017.2)	$7,299.5

Net income (loss) attributable to THE ONE GROUP	$(1,560.3)	$8,390.2	$(2,017.2)	$7,299.5
Other comprehensive loss
Currency translation adjustment	3.0	(102.0)	(18.4)	(230.8)

Comprehensive (loss) income	$(1,557.2)	$8,288.1	$(2,035.6)	$7,068.7

Net income (loss) per share attributable to THE ONE GROUP	$(0.06)	$0.34	$(0.08)	$0.29
Shares outstanding - basic	24,989,560	24,955,467	25,119,992	24,947,873
Shares outstanding - diluted	24,989,560	24,955,467	25,119,992	24,947,873

CONSOLIDATED BALANCE SHEET

(in thousands)

	June 30,	December 31,
	2016	2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,399.0	$1,841.9
Accounts receivable, net	4,151.7	4,063.5
Inventory	1,144.7	1,152.1
Other current assets	2,799.6	3,559.0
Due from related parties, net	705.3	1,337.4
Total current assets	11,200.3	11,953.9

Property & equipment, net	33,179.8	27,952.3
Investments	3,039.7	2,910.3
Deferred tax assets	10,219.5	10,093.7
Other assets	622.2	691.6
Security deposits	2,492.2	2,444.5
Total assets	$60,753.7	$56,046.3

Liabilities and Stockholders’ Equity
Current liabilities:
Cash overdraft	$620.2	$973.8
Long term debt, current portion	3,026.3	2,680.1
Accounts payable	3,189.5	2,501.6
Accrued expenses	5,436.8	4,635.6
Derivative liability	-	100.0
Deferred revenue	457.2	204.0
Total current liabilities	12,730.0	11,095.1

Long term debt, net of current portion	9,588.4	9,956.6
Deferred license revenue, long-term	1,224.6	1,099.6
Deferred rent payable	15,320.7	14,290.0
Total liabilities	38,863.7	36,441.3

Stockholders’ equity	22,618.0	20,285.7
Noncontrolling interest	(728.0)	(680.7)
Total stockholders’ equity including noncontrolling interest	21,890.0	19,605.0

Total Liabilities and Stockholders’ Equity	$60,753.7	$56,046.3

Reconciliation of Non-GAAP Measures

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). In this press release, we also make references to the following non-GAAP financial measures: total food and beverage sales at owned and managed units, adjusted net income and adjusted EBITDA.

Total food and beverage sales at owned and managed units. Total food and beverage sales at owned and managed units represents our total revenue from our owned operations as well as the revenue reported to us with respect to sales at our managed locations, where we earn management and incentive fees at these locations. We believe that this measure represents a useful internal measure of performance as it identifies total sales associated with our brands and hospitality services that we provide. We believe that this measure also represents a useful internal measure of performance. Accordingly, we include this non-GAAP measure so that investors can review financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing performance of restaurants and other services we operate, whether or not the operation is owned by us. However, because this measure is not determined in accordance with GAAP, it is susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, this measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as an alternative to any GAAP measurements. The following table includes a reconciliation of our GAAP revenue to total food and beverage sales at our owned and managed units (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Owned Unit Net Revenues (a)	$15,282.7	$12,778.9	$29,662.6	$22,504.2
Management and Incentive Fee Revenue	1,944.0	2,122.0	3,958.0	4,173.3
GAAP Revenues	17,226.7	14,900.9	33,620.6	26,677.5

Food and Beverage Sales from Managed Units (a)	23,082.2	23,839.4	43,928.4	44,158.6

Total Food and Beverage sales at Owned and Managed Units	$38,364.9	$36,618.3	$73,591.1	$66,765.1

(a)	Components of Total Food & Beverage Sales at Owned and Managed Units

Adjusted EBITDA. We define adjusted EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, deferred rent, pre-opening expenses, non-recurring gains and losses and losses from discontinued operations. Adjusted EBITDA has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP.

We believe that adjusted EBITDA is a more appropriate measure of operating performance, as it provides a clearer picture of our operating results by eliminating certain non-cash expenses that are not reflective of the underlying business performance. We use this metric to facilitate a comparison of our operating performance on a consistent basis from period to period and to analyze the factors and trends affecting our business as well as evaluate the performance of our units. Adjusted EBITDA has limitations as an analytical tool and our calculation thereof may not be comparable to that reported by other companies; accordingly, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Adjusted EBITDA is included in this press release because it is a key metric used by management. Additionally, adjusted EBITDA is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use adjusted EBITDA, alongside other GAAP measures such as net income (loss), to measure profitability, as a key profitability target in our annual and other budgets, and to compare our performance against that of peer companies. We believe that adjusted EBITDA provides useful information facilitating operating performance comparisons from period to period.

The following table presents a reconciliation of net income to adjusted EBITDA for the periods indicated (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

ADJUSTED EBITDA:
Net income (loss) attributable to THE ONE GROUP	$(1,560.3)	$8,390.2	$(2,017.2)	$7,299.5
Net income attributable to noncontrolling interest	116.7	134.1	11.8	27.3
Net income (loss)	(1,443.6)	8,524.2	(2,005.4)	7,326.9
Interest expense (income), net of interest income	99.3	0.0	197.5	(5.2)
Provision (benefit) for income taxes	545.6	(5,931.4)	479.7	(6,541.9)
Depreciation and amortization	547.4	569.6	1,070.1	989.8
Deferred rent (1)	(191.3)	(51.2)	(131.0)	160.4
Pre-opening expenses	1,545.4	1,690.3	2,445.6	2,765.0
Non-recurring transaction costs	-	100.3	-	100.3
Loss (income) from discontinued operations	0.2	35.4	(1.6)	38.6
Derivative income	-	(3,392.0)	(100.0)	(2,778.0)
Stock based compensation	236.0	326.4	379.9	504.4

ADJUSTED EBITDA	1,339.1	1,871.8	2,334.7	2,560.3

Non-controlling ADJUSTED EBITDA	244.9	240.9	173.4	167.7

THE ONE GROUP ADJUSTED EBITDA	$1,094.2	$1,630.9	$2,161.4	$2,392.6

(1) Deferred rent is included in occupancy expense on the statement of operations and comprehensive income.

Adjusted Net Income. We define adjusted net income as net income before loss from discontinued operations, non-recurring gains and losses, non-cash impairment losses, and stock based compensation. Adjusted net income has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Adjusted net income has limitations as an analytical tool and our calculation thereof may not be comparable to that reported by other companies; accordingly, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

We believe that adjusted net income provides a clearer picture of our operating results by eliminating certain non-cash expenses that are not reflective of the underlying business performance. We use this metric to facilitate a comparison of our operating performance on a consistent basis from period to period and to analyze the factors and trends affecting our business.

The following table presents a reconciliation of net income to adjusted net income for the periods indicated (in thousands, except share and per share data):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

ADJUSTED NET INCOME:

Net income (loss) attributable to THE ONE GROUP	$(1,560.3)	$8,390.2	$(2,017.2)	$7,299.5
Net income attributable to noncontrolling interest	116.7	134.1	11.8	27.3
Net income (loss)	(1,443.6)	8,524.2	(2,005.4)	7,326.9
Transaction costs	-	100.3	-	100.3
Loss (income) from discontinued operations	0.2	35.4	(1.6)	38.6
Derivative income	-	(3,392.0)	(100.0)	(2,778.0)
Stock based compensation	236.0	326.4	379.9	504.4
Reversal of deferred tax allowance		(6,181.6)	-	(6,181.6)

Adjusted net loss	(1,207.4)	(587.2)	(1,727.1)	(989.4)

Non-controlling adjusted net income	116.7	134.1	11.8	27.3

THE ONE GROUP adjusted net loss	$(1,324.1)	$(721.3)	$(1,738.8)	$(1,016.8)

Adjusted net losse per share - Basic and diluted	$(0.05)	$(0.03)	$(0.07)	$(0.04)
Shares outstanding - basic	24,989,560	24,955,467	25,119,992	24,947,873
Shares outstanding - diluted	24,989,560	24,955,467	25,119,992	24,947,873

Investor Contact:

Michelle Epstein, ICR

(203) 682-8200